EXHIBIT 23.1

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-130395, No. 333-69588, No. 333-50934,) and Form S-3 (No. 333-100119) of NN, Inc. of our report dated March 15, 2011 related to the financial statements and the effectiveness of internal control over financial reporting , which appears in this Form 10-K.

/s/Pricewaterhouse Coopers, LLP

Raleigh, North Carolina

March 15, 2011